Exhibit 99.1

CONTACT:

Heather Hamel

(617) 863-5530

Investor Relations

Investor-relations@invivotherapeutics.com

InVivo Therapeutics Announces Strategic Corporate Restructuring

- Company Focuses Resources on INSPIRE -

CAMBRIDGE, Mass. (August 28, 2017) — InVivo Therapeutics Holdings Corp. (NVIV) today announced that it is executing a strategic restructuring in order to focus on The INSPIRE Study: InVivo Study of Probable Benefit of the Neuro-Spinal Scaffold™ for Safety and Neurologic Recovery in Subjects with Complete Thoracic AIS A Spinal Cord Injury. The strategic restructuring will allow the company to concentrate its efforts on reopening patient enrollment for INSPIRE, completing INSPIRE, and filing a Humanitarian Device Exemption (HDE) submission for the Neuro-Spinal Scaffold. The INSPIRE Study is designed to demonstrate the safety and probable benefit of the Neuro-Spinal Scaffold in patients with complete thoracic spinal cord injury, and currently has 16 patients in follow-up.

As part of the decision to focus exclusively on INSPIRE, the company also has announced the suspension of its chronic SCI stem cell and gene therapy research programs and a halt in enrollment into its Canadian cervical study of the Neuro-Spinal Scaffold. The company is evaluating strategic options for allowing the cell and gene therapy programs to move forward outside of the company and plans to restart the cervical study once the FDA approves a protocol that allows for enrollment in the United States.

In conjunction with the corporate restructuring, the company is undergoing a reduction in force (RIF), in which it is eliminating 13 positions, or approximately 39% of its workforce. The RIF, the recent update to the INSPIRE timeline, the suspension of the chronic SCI programs, and the halt to the cervical study together are projected to result in 2018 operating expense savings of approximately $7.3 million and to reduce 2018 cash burn from approximately $2.0 million per month to approximately $1.5 million per month.

“I feel confident that going forward, we have aligned our operational efforts and financial resources to fully support our core goal of bringing the Neuro-Spinal Scaffold to market. We continue to work with the FDA as expeditiously as possible with the goal of reopening enrollment in INSPIRE, and we look forward to completing the study and submitting our HDE application,” InVivo’s CEO and Chairman Mark Perrin said.

About InVivo Therapeutics

InVivo Therapeutics Holdings Corp. is a research and clinical-stage biomaterials and biotechnology company with a focus on treatment of spinal cord injuries. The company was founded in 2005 with proprietary technology co-invented by Robert Langer, Sc.D., Professor at Massachusetts Institute of Technology, and Joseph P. Vacanti, M.D., who then was at Boston Children’s Hospital and who now is affiliated with Massachusetts General Hospital. In 2011, the company earned the David S. Apple Award from the American Spinal Injury Association for its outstanding contribution to spinal cord injury medicine. In 2015, the company’s investigational Neuro-Spinal Scaffold™ received the 2015 Becker’s Healthcare Spine Device Award. The publicly-traded company is headquartered in Cambridge, MA. For more details, visit www.invivotherapeutics.com.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of the federal securities laws. These statements can be identified by words such as “believe,” “anticipate,” “intend,” “estimate,” “will,” “may,” “should,” “expect,” “designed to,” “potentially,” and similar expressions, and include statements regarding the status of the clinical program, the timing for re-opening enrollment in the INSPIRE Study and the submission of an HDE application to the FDA, and the impact of the restructuring and the reduction in force on the Company’s balance sheet, financial position and cash burn. Any forward-looking statements contained herein are based on current expectations, and are subject to a number of risks and uncertainties. Factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the availability of substantial additional funding for the company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and other risks associated with the company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies identified and described in more detail in the company’s Quarterly Report of the three months ended June 30, 2017, and its other filings with the SEC, including the company’s Form 10-Qs and current reports on Form 8-K. The company does not undertake to update these forward-looking statements.

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